Exhibit 99.1

MARINEMAX REPORTS RECORD FOURTH QUARTER

AND FISCAL YEAR RESULTS

~Achieves Highest Revenue and Earnings in Company’s History~

~Revenue Approaches $400 Million in Fourth Quarter; 33% Same-Store Sales Growth~

~Fourth Quarter Earnings Per Share More than Tripled to $1.13; Adjusted EPS $1.19~

~Fiscal 2020 Revenue Exceeds $1.5 Billion; 25% Same-Store Sales Growth~

~Fiscal 2020 Earnings Per Share More than Doubled to $3.37; Adjusted EPS $3.42~

~Company Provides Annual Guidance for Fiscal 2021~

CLEARWATER, FL, October 28, 2020 – MarineMax, Inc. (NYSE: HZO), the nation’s largest recreational boat and yacht retailer, today announced record results for its fourth quarter and full year ended September 30, 2020.

Revenue grew over 29% to $398.8 million for the quarter ended September 30, 2020, from $308.1 million for the comparable quarter last year.  The increase was driven by strong same-store sales growth of 33%. Included in the quarters ended September 30, 2020 and September 30, 2019, were net charges of $1.5 million or $0.06 per diluted share and $1.6 million, or $0.07 per diluted share, respectively. The charges primarily related to costs associated with the Company’s store optimization plan which resulted in the closure of one store in the current quarter and eight in the comparable quarter last year.

Net income for the quarter ended September 30, 2020, more than tripled to $25.6 million, or $1.13 per diluted share, compared to net income of $6.7 million, or $0.31 per diluted share in the comparable quarter last year. Excluding the charges in both periods, net income for the quarter ended September 30, 2020, grew to $27.1 million, with earnings per diluted share more than tripling to $1.19, as compared to $8.3 million or $0.38 per diluted share in the same period last year.

For the fiscal year ended September 30, 2020, revenue increased 22% to $1.51 billion compared with $1.24 billion for the same period last year. The growth was driven by strong same-store sales growth of 25%. Included in the years ended September 30, 2020 and September 30, 2019, were net charges of $1.3 million, or $0.05 per diluted share and $1.4 million, or $0.06 per diluted share, respectively. The charges primarily related to costs associated with the Company’s store optimization plan.

Net income for the fiscal year ended September 30, 2020, more than doubled to $74.6 million, or $3.37 per diluted share, compared to net income of $36.0 million, or $1.57 per diluted share in the prior year. Excluding the charges in both periods, net income for the year ended September 30, 2020, grew to $75.9 million, with earnings per diluted share more than doubling to $3.42, as compared to $37.3 million or $1.63 per diluted share in the same period last year.

W. Brett McGill, Chief Executive Officer and President stated, “The MarineMax Team generated a record $1.5 billion of revenue and more than doubled our earnings per share while overcoming these extremely uncertain times. We believe this demonstrates the strength and flexibility of our business model. I could not be prouder of the entire Team for their focus, hard work and passion for MarineMax. We also believe that the industry experienced a foundational shift in 2020, and specifically for MarineMax, it resulted in a greatly expanded customer base that is embracing and enjoying the boating lifestyle.  We continue to add new customers at a seasonally accelerated pace.  This foundational layer should provide sustainable growth for years to come, as many existing and new customers will upgrade to larger boats and need additional services.”

~ more ~

Mr. McGill continued, “Our deep manufacturer relationships and brand strategy provide us with a competitive advantage by supporting our ability to move inventory between stores to help satisfy the growing demand. Looking ahead, our business outlook remains promising as more people are realizing that boating is a safe way for families to spend time together enjoying the boating lifestyle.  Our balance sheet is very well capitalized, allowing us to continue to pursue strategic accretive acquisitions, to strengthen and enhance our digital strategy, to expand with marinas and to further grow our higher margin businesses.  We are happy that many people have rediscovered the benefits of the boating lifestyle, which gives us increased confidence for the future.”

At September 30, 2020, the Company’s liquidity exceeded $237 million, consisting of cash and cash equivalents along with availability under its credit facility.

Fiscal 2021 Guidance

Based on current business conditions, retail trends and other factors, the Company currently expects earnings per diluted share to be in the range of $3.70 to $3.90 for fiscal 2021.  This includes earnings contributed by SkipperBud’s, which the Company acquired on October 1, 2020.  This compares to a non-GAAP adjusted, but fully taxed, diluted earnings per share of $3.42 in fiscal 2020.

About MarineMax

Headquartered in Clearwater, Florida, MarineMax is the nation’s largest recreational boat and yacht retailer.  Focused on premium brands such as Sea Ray, Boston Whaler, Hatteras, Azimut Yachts, Benetti, Ocean Alexander, Galeon, Grady-White, Harris, Bennington, Crest, MasterCraft, MJM Yachts, NauticStar, Scout, Sailfish, Tige, Yamaha Jet Boats, Aquila, Aviara, and Nautique. MarineMax sells new and used recreational boats and related marine products and services, as well as provides yacht brokerage and charter services.  MarineMax currently has 77 retail locations in Alabama, California, Connecticut, Florida, Georgia, Illinois, Maryland, Massachusetts, Michigan, Minnesota, Missouri, New Jersey, New York, North Carolina, Ohio, Oklahoma, Rhode Island, South Carolina, Texas, Washington and Wisconsin.  MarineMax also owns Fraser Yachts Group and Northrop & Johnson, leading superyacht brokerage and luxury yacht services companies with operations in multiple countries.  The Company also owns and operates MarineMax Vacations in Tortola, British Virgin Islands.  MarineMax is a New York Stock Exchange-listed company. For more information, please visit www.marinemax.com.

Forward Looking Statement

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include the Company’s anticipated financial results for the fourth quarter and the fiscal year ended September 30, 2020; the foundational shift experienced by the Company and the overall industry and this shift's effects on potential future growth; the Company's competitive advantage and its effect on inventory and sales; the Company's business outlook; the Company's continued efforts to pursue strategic accretive acquisitions, strengthen and enhance its digital strategy, expand with marinas, and to further grow its higher margin businesses; and the Company's fiscal 2021 guidance.  These statements are based on current expectations, forecasts, risks, uncertainties and assumptions that may cause actual results to differ materially from expectations as of the date of this release. These risks, assumptions and uncertainties include the Company’s abilities to reduce inventory, manage expenses and accomplish its goals and strategies, the quality of the new product offerings from the Company’s manufacturing partners, the performance and integration of the recently-acquired SkipperBud's business, the impacts (direct and indirect) of COVID-19 on the Company’s business, the Company’s employees, the Company’s manufacturing partners, and the overall economy, general economic conditions, as well as those within the Company's industry, the level of consumer spending, the Company’s ability to integrate acquisitions into existing operations, and numerous other factors identified in the Company’s Form 10-K for the fiscal year ended September 30, 2019 and other filings with the Securities and Exchange Commission.  The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:
	Michael H. McLamb	Investors:
	Chief Financial Officer	Brad Cohen or Dawn Francfort
	727.531.1700	ICR, LLC.
	Media:	investorrelations@marinemax.com
Abbey Heimensen
MarineMax, Inc.

MarineMax, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Amounts in thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Year Ended
	September 30,		September 30,
	2020	2019	2020	2019
Revenue	$398,762	$308,136	$1,509,713	$1,237,153
Cost of sales	282,296	220,694	1,111,000	914,321
Gross profit	116,466	87,442	398,713	322,832

Selling, general, and administrative expenses	83,714	74,864	291,998	262,300
Income from operations	32,752	12,578	106,715	60,532

Interest expense	785	3,094	9,275	11,579
Income before income tax provision	31,967	9,484	97,440	48,953

Income tax provision	6,384	2,799	22,806	12,968
Net income	$25,583	$6,685	$74,634	$35,985

Basic net income per common share	$1.18	$0.31	$3.46	$1.61

Diluted net income per common share	$1.13	$0.31	$3.37	$1.57

Weighted average number of common shares used in computing net income per common share:

Basic	21,716,081	21,327,669	21,547,665	22,294,114
Diluted	22,604,060	21,896,257	22,125,338	22,881,147

MarineMax, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Amounts in thousands)

(Unaudited)

	September 30,	September 30,
	2020	2019
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$155,493	$38,511
Accounts receivable, net	40,195	42,398
Inventories, net	298,002	477,468
Prepaid expenses and other current assets	9,637	10,206
Total current assets	503,327	568,583

Property and equipment, net	141,934	144,298
Operating lease right-of-use assets, net	37,991	—
Goodwill and other intangible assets, net	84,293	64,077
Other long-term assets	7,774	7,125
Total assets	$775,319	$784,083
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$37,343	$33,674
Customer deposits	31,821	24,305
Accrued expenses	52,123	42,849
Current operating lease liabilities	6,854	—
Short-term borrowings	144,393	312,065
Total current liabilities	272,534	412,893
Noncurrent operating lease liabilities	33,473	—
Deferred tax liabilities, net	4,509	1,142
Long-term debt, net of current maturities	7,343	—
Other Long-term liabilities	2,063	1,229
Total liabilities	319,922	415,264
STOCKHOLDERS' EQUITY:
Preferred stock	—	—
Common stock	28	28
Additional paid-in capital	280,436	269,969
Accumulated other comprehensive income (loss)	829	(669)
Retained earnings	277,699	202,455
Treasury stock	(103,595)	(102,964)
Total stockholders’ equity	455,397	368,819
Total liabilities and stockholders’ equity	$775,319	$784,083

MarineMax, Inc. and Subsidiaries

Supplemental Financial Information

(Amounts in thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Year Ended
	September 30,		September 30,
	2020	2019	2020	2019
Net income	$25,583	$6,685	$74,634	$35,985
Gain Deepwater Horizon settlement	—	(1,252)	—	(1,252)
Store closing expenses	1,659	3,091	1,659	3,091
Hurricane expenses	196	422	—	—
Pro forma tax adjustments for items noted above (1)	(371)	(667)	(388)	(487)
Adjusted net income	$27,067	$8,279	$75,905	$37,337

Diluted net income per common share	$1.13	$0.31	$3.37	$1.57
Gain Deepwater Horizon Settlement	—	(0.06)	—	(0.05)
Store closing expenses	0.07	0.14	0.07	0.14
Hurricane expenses	0.01	0.02	—	—
Pro forma tax adjustments for items noted above (1)	(0.02)	(0.03)	(0.02)	(0.03)
Adjusted diluted net income per common share	$1.19	$0.38	$3.42	$1.63

(1)	Adjustments for taxes for unusual items are calculated based on the effective tax rate for each respective period presented.